Exhibit 10-Y
CONFIDENTIAL TREATMENT REQUESTED

                  ROYALTY INTEREST AGREEMENT

                 Dated as of January 17, 2006

                          between

                      A.P. PHARMA, INC.

                            and

         [***][an affiliate of Paul Royalty Fund II, L.P., a Delaware limited partnership]

                     TABLE OF CONTENTS
                                                          Page
                                                          ----

Article I DEFINITIONS                                       1
   Section 1.01   Definitions.                              1

Article II PURCHASE AND SALE OF ROYALTY INTEREST            9
   Section 2.01   Purchase and Sale.                        9
   Section 2.02   Transfers and Payments in Respect of
                    the Royalty Interest.                   9
   Section 2.03   Purchase Price.                           9
   Section 2.04   No Assumed Obligations.                  10

Article III REPRESENTATIONS AND WARRANTIES
  OF THE COMPANY                                           10
   Section 3.01   Organization.                            10
   Section 3.02   Corporate Authorization.                 10
   Section 3.03   Governmental Authorization.              11
   Section 3.04   Ownership.                               11
   Section 3.05   Public Filings.                          11
   Section 3.06   No Undisclosed Liabilities.              12
   Section 3.07   Solvency.                                12
   Section 3.08   Litigation.                              12
   Section 3.09   Compliance with Laws.                    12
   Section 3.10   Conflicts.                               12
   Section 3.11   Material Contracts.                      13
   Section 3.12   Intellectual Property.                   13
   Section 3.13   Regulatory Approval.                     16
   Section 3.14   Subordination.                           17
   Section 3.15   Place of Business.                       17
   Section 3.16   Broker's Fees.                           17
   Section 3.17   Other Information.                       17
   Section 3.18   License Agreements.                      18
   Section 3.19   Related Agreements.                      19
   Section 3.20   Insurance.                               20
   Section 3.21   Applicable Royalty Rates and Duration
                    of Royalty Rates.                      21
   Section 3.22   Set-off.                                 21

Article IV REPRESENTATIONS AND WARRANTIES OF PRF           21
   Section 4.01   Organization.                            21
   Section 4.02   Authorization.                           21
   Section 4.03   Broker's Fees.                           21
   Section 4.04   Conflicts.                               22

Article V COVENANTS                                        22
   Section 5.01   Consents and Waivers.                    22
   Section 5.02   Access; Information.                     22
   Section 5.03   Material Contracts.                      23
   Section 5.04   Public Announcement.                     23
   Section 5.05   Security Agreement.                      23
   Section 5.06   Reasonable Commercial Efforts;
                    Further Assurance.                     24
   Section 5.07   Remittance to PRF's Account.             24
   Section 5.08   License Agreements.                      25
   Section 5.09   Insurance.                               27
   Section 5.10   Audits.                                  27
   Section 5.11   Notice.                                  29
   Section 5.12   Chain of Title.                          29
   Section 5.13   Treatment of Sale of Royalty
                    Interest                               29

Article VI THE CLOSING; CONDITIONS TO CLOSING AND
  FUNDING                                                  29
   Section 6.01   Closing.                                 29
   Section 6.02   Conditions Applicable to PRF.            30
   Section 6.03   Conditions Applicable to the Company.    31

Article VII TERMINATION                                    32
   Section 7.01   Termination Date.                        32
   Section 7.02   Effect of Termination.                   32

Article VIII MISCELLANEOUS                                 32
   Section 8.01   Survival.                                32
   Section 8.02   Specific Performance.                    33
   Section 8.03   Notices.                                 33
   Section 8.04   Successors and Assigns.                  34
   Section 8.05   Indemnification.                         34
   Section 8.06   Independent Nature of Relationship.      36
   Section 8.07   Tax Treatment.                           36
   Section 8.08   Entire Agreement.                        36
   Section 8.09   Amendments; No Waivers.                  37
   Section 8.10   Interpretation.                          37
   Section 8.11   Headings and Captions.                   37
   Section 8.12   Counterparts; Effectiveness.             37
   Section 8.13   Severability.                            37
   Section 8.14   Governing Law; Jurisdiction.             37
   Section 8.15   Waiver of Jury Trial.                    38

[***] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND
FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS
BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                  ROYALTY INTEREST AGREEMENT

        This ROYALTY INTEREST AGREEMENT (as amended, supplemented or otherwise modified from time to time, this "Agreement") is made and entered into as of January 17, 2006 by and between A.P.
Pharma, Inc., a Delaware corporation (the "Company", as further defined below), and [***][an affiliate of Paul Royalty Fund II, L.P., a Delaware limited partnership].

        WHEREAS, the Company has the right to all royalties and payments under the License Agreements, Patent Rights and other
Intellectual Property necessary to commercialize, market and sell the Products; and

        WHEREAS, the Company wishes to sell, assign, convey and transfer to PRF, and PRF wishes to purchase from the Company, the Royalty Interest, upon and subject to the terms and conditions hereinafter set forth; and

        NOW, THEREFORE, in consideration of the mutual covenants, agreements representations and warranties set forth herein, the parties hereto agree as follows:

[***] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND
FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS
BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                            ARTICLE I

                           DEFINITIONS

        Section 1.01   Definitions.

        The following terms, as used herein, shall have the following meanings:

        "Affiliate" shall mean any Person that controls, is controlled by, or is under common control with another Person. For purposes of this definition, "control" shall mean (i) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (ii) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

        "Agreement" shall have the meaning set forth in the first paragraph hereof.

        "Amcol" shall mean Amcol International Inc. and its Affiliates, successors and assigns.

        "Amcol Supply Agreement" shall mean the supply agreement entered into between RPS and Amcol in 2003. Representations and warranties made by the Company herein with respect to the Amcol Supply Agreement shall be based on the draft copy provided as Exhibit J.

        "Audit Costs" shall mean, with respect to any audit described hereunder with respect to amounts payable or paid under this Agreement or any License Party Audit, the cost of such audit, including all fees, costs and expenses incurred in connection therewith.

        "Aventis" shall mean sanofi-aventis U.S. LLC, formerly
Rhone-Poulenc Rorer, Inc. and its Affiliates, including Dermik
Laboratories, Inc., successors and assigns.

        "Aventis License Agreement" shall mean the Development and License Agreement between Rhone-Poulenc Rorer, Inc. (a predecessor of Aventis) and Advanced Polymer Systems, Inc. (a predecessor of the Company) effective March 19, 1992, as amended (including the amendments dated March 16, 1998, December 22, 1999 and September 23, 2003), superseded, replaced, succeeded, or substituted from time to time.

        "Bankruptcy Event" shall mean the occurrence of any of the following:

(i)	the Company shall commence any case, proceeding or
other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, relief of debtors or the like, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its respective debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any portion of its assets, or the Company shall make a general assignment for the benefit of its respective creditors; or

(ii)	there shall be commenced against the Company any case,
proceeding or other action of a nature referred to in clause (i) above which remains undismissed, undischarged or unbonded for a period of ninety (90) calendar days; or

(iii)	there shall be commenced against the Company any case,
proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against (A) all or any substantial portion of its assets and/or (B) the Products or any substantial portion of the Intellectual Property related to the Products, which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within forty-five (45) calendar days from the entry thereof; or

(iv)	the Company shall take any action in furtherance of, or
indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or
(iii) above; or

(v)	the Company shall generally not, or shall be unable to,
or shall admit in writing its inability to, pay its respective debts as they become due; or

(vi)	the Company shall be in a financial condition such that
the sum of its debts is greater than the fair market value of its property, when taken together on a consolidated basis.

        "Bill of Sale" shall mean the Bill of Sale pursuant to which the Company shall assign to PRF all of its rights and interests in and to the Royalty Interest purchased hereunder, which Bill of Sale shall be substantially in the form of Exhibit A.

        "Business Day" shall mean any day other than a Saturday, a Sunday, any day which is a legal holiday under the laws of the State of New York, or any day on which banking institutions located in the State of New York are required by law or other governmental action to close.

        "Business Report" shall mean a report in a format agreed between the parties providing information on current business activities, if any, relating to the licensing of Intellectual
Property and sale or supply of Products.

        "Carac(R)" shall mean the Particles based 5-fluorouracil product for the treatment of actinic keratoses currently sold by Aventis in the United States of America under NDA No. 020985.

        "Closing" shall have the meaning set forth in Section 6.01.

        "Closing Date" shall mean the date of this Agreement.

        "Company" shall mean A.P. Pharma, Inc., a Delaware corporation, and its Affiliates, successors and assigns.

        "Company Indemnified Party" shall have the meaning set forth in Section 8.05(b).

        "Company SEC Documents" shall have the meaning set forth in
Section 3.05.

        "Company Supply Agreement" shall mean the Supply Agreement entered into as of July 25, 2000 between the Company and RPS.

        "Collateral" shall mean the property included in the definition of "Collateral" in the Security Agreement.

        "Contract Party" shall mean any party to a License Agreement or a Related Agreement and includes the Company, Aventis, Ortho, RPS and Amcol.

        "Discrepancy Notice" shall have the meaning set forth in
Section 5.10(b).

        "Dispute" shall have the meaning set forth in Section
3.12(i).

        "EMEA" shall mean the European Medicines Agency.

        "Excluded Liabilities and Obligations" shall have the meaning set forth in Section 2.04.

        "FDA" shall mean the United States Food and Drug
Administration.

        "FDA Approval Date" shall mean the date of approval by the FDA of a NDA and satisfaction of any related FDA requirements (if any) for the Products.

        "Financial Statements" shall mean the consolidated balance sheets of the Company and its Subsidiaries at December 31, 2002, December 31, 2003, December 31, 2004, and September 30, 2005 and the related consolidated statements of operations, cash flows and changes in stockholders' equity of the Company and its Subsidiaries audited for the years ended December 31, 2002, December 31, 2003, and December 31, 2004, and the quarter ended September 30, 2005 and the accompanying footnotes thereto, contained in the Company's Form 10-K for the year ended December 31, 2004 and Form 10-Q for the quarter ended September 30, 2005, respectively.

        "Future Agreement" shall mean any distribution, licensing or similar agreement entered into by the Company or any of its Affiliates with any other Person after the date hereof relating to the manufacturing, marketing and/or sale of the Products, or otherwise relating to the licensing of the Patent Rights, as the same may be amended, supplemented or otherwise modified from time to time.

        "GAAP" shall mean generally accepted accounting principles in the United States in effect from time to time.

        "Governmental Authority" shall mean any government, court, regulatory or administrative agency or commission, or other governmental authority, agency or instrumentality, whether foreign, federal, state or local (domestic or foreign), including each Patent Office, the FDA, the United States National Institute of Health, the EMEA, or any other government authority in any country.

        "Gross Products Payments" shall mean, including without offset for withholding or any other tax, except to the extent specifically provided for in the Aventis License Agreement, the Ortho License Agreement or any Future Agreement, all Royalties arising from or payable with respect to sales of the Products under the Ortho License Agreement, Aventis License Agreement or any successor Future Agreement and, subject to Section 5.08(i), under any other License Agreement; and any collections, recoveries, payments or other compensation made in lieu thereof and any amounts paid or payable to the Company in respect of the Ortho License Agreement, the Aventis License Agreement or any other License Agreement pursuant to Section 365(n) of the United States Bankruptcy Code.

        "IND" shall mean an investigational new drug application and all amendments and supplements thereto for regulatory approval by the FDA, as defined in 21 C.F.R. Section 312 et seq. as such act or regulations may be amended, supplemented or replaced from time to time, filed with the FDA in the United States or an equivalent application filed with a Regulatory Agency in any country outside of the United States.

        "Independent Accountants" shall have the meaning set forth in Section 5.10(b).

        "Intellectual Property" shall mean all Patent Rights; Know-How; inventions (whether patentable or unpatentable and whether or not reduced to practice) and all improvements thereto; all registered or unregistered trademarks, trade names, service marks, including all goodwill associated therewith; all domain names and websites; and all registered and unregistered copyrights and all applications, in each case that are owned, controlled by, issued to, licensed to, licensed by or hereafter acquired by or licensed by the Company or any of its Subsidiaries, in each case relating to or involving the Products.

        "Know-How" shall mean, relating to the Products, all trade secrets, confidential information, materials, discoveries, data, processes, methods of manufacture, devices, techniques, algorithms, flow charts, computer software programs or applications (in both source code and object code form), schematics, compositions, formulations, formula, specifications, uses, patterns, compilations and other information, including, but not limited to (i) medical, chemical, pharmacological and other scientific or clinical data or materials, and (ii) methodology and information used in the manufacture, packaging, labeling, development, testing or analysis of the Products, in each case that is now owned, controlled by, licensed to, licensed by or hereafter acquired by or licensed by the Company or any of its Subsidiaries during the term of this Agreement.

        "Knowledge" shall mean, with respect to the Company, (i) the actual knowledge of an officer, employee or representative of the Company relating to a particular matter, and (ii) the knowledge or awareness which such a person would have obtained in the conduct of his business after making a reasonably diligent inquiry with respect to the particular matter in question.

        "License Agreements" shall mean any existing or future license, co-promotion, collaboration, distribution, manufacturing, marketing or partnering agreements entered into by the Company or any of its Affiliates relating to the Products and/or the Intellectual Property, including the Aventis License Agreement, Ortho License Agreement and any Future Agreements.

        "License Party Audit" shall have the meaning set forth in
Section 5.10(a).

        "Lien" shall mean any lien, hypothecation, charge, instrument, license, preference, priority, security agreement, security interest, interest, mortgage, option, privilege, pledge, liability, covenant, order, tax, right of recovery, trust or deemed trust (whether contractual, statutory or otherwise arising) or any encumbrance, right or claim of any other Person of any kind whatsoever whether choate or inchoate, filed or unfiled, noticed or unnoticed, recorded or unrecorded, contingent or non-contingent, material or non-material, known or unknown.

        "Losses" shall mean collectively, any and all claims, damages, losses, judgments, liabilities, costs and expenses (including reasonable expenses of investigation and, in the context of third party claims, reasonable attorneys' fees and expenses in connection with any action, suit or proceeding).

        "Material Adverse Effect" shall mean (i) a material adverse effect on the validity or enforceability of any of the Transaction Documents, (ii) a material adverse effect on the ability of the Company to perform any of its obligations under any of the Transaction Documents, (iii) a material adverse effect on the rights or remedies of PRF under any of the Transaction Documents, (iv) an adverse effect on the right of the Company to receive any payments payable under any License Agreement or any other material rights and remedies of the Company under any License Agreement, (v) an adverse effect on the right of PRF to receive the Royalty Interest or any payment due to PRF hereunder or (vi) an adverse effect on the Royalty Interest, including any material adverse effect on the Company's right to Intellectual Property covering the Products, or on the ability of any Person to manufacture, purchase, distribute, market and/or sell the Products.

        "Material Contract" shall mean any contract, agreement or other arrangement to which either the Company or any of its Subsidiaries is a party or any of the Company's or its Subsidiaries' respective assets or properties are bound or committed (other than the Transaction Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to result in a Material Adverse Effect.

        "NDA" shall mean a new drug application and all amendments and supplements thereto for regulatory approval by the FDA, as defined in 21 C.F.R. Section 314 et seq. as such act or regulations may be amended, supplemented or replaced from time to time, filed with the FDA in the United States or an equivalent application filed with a Regulatory Agency in any country outside the United States.

        "Obligations" shall mean any and all obligations of the Company under the Transaction Documents.

        "Ortho" shall mean Ortho-McNeil Pharmaceutical, Inc.
formerly the Ortho Pharmaceutical Corporation and its Affiliates, successors, and assigns.

        "Ortho License Agreement" shall mean the Development and License Agreement between Advanced Polymer Systems, Inc. (a predecessor of the Company) and Ortho Pharmaceutical Corporation (a predecessor of Ortho) effective April 14, 1992, as amended (including the amendment dated May 1, 1992), superseded, replaced, succeeded or substituted from time to time and including any direct agreements with Ortho Affiliates pursuant to the Development and License Agreement, attached hereto as Exhibit G.

        "Ortho Supply Agreement" shall mean the Supply Agreement between the Company and Ortho Pharmaceutical Corporation effective January 1, 1996 and subsequently assigned by the Company to RPS.

        "Particles" means any microsponge, microsphere, solid particle, porous particle or porous microparticle.

        "Patent Office" shall mean the respective patent office, including the U.S. Patent and Trademark Office and any comparable foreign patent office, for any Patent Rights.

        "Patent Rights" shall mean all current and future patents, patent applications and patent disclosures, together with all reissuances, divisions, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, composition of matter, formulation, or methods of manufacture or use thereof that are issued or filed, including those identified on Schedule 3.12(b), that, in each case, are owned, controlled by, issued to, licensed to, licensed by or hereafter acquired by or licensed by the Company or any of its Subsidiaries, in each case relating to the Products and/or the Intellectual Property.

        "Person" shall mean an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, but not including a government or political subdivision or any agency or instrumentality of such government or political subdivision.

        "PRF" shall have the meaning set forth in the first paragraph hereof.

        "PRF Indemnified Party" shall have the meaning set forth in
Section 8.05(a).

        "PRF's Account" shall mean an account maintained by PRF at any financial institution and designated in writing by PRF to the Company, as PRF may so designate from time to time.

        "Products" shall mean (i) Retin A Micro(R) and any other FDA-approved product or foreign equivalent utilizing Particles or impregnated Particles containing retinoic acid in any jurisdiction, (ii) Carac(R) and any other FDA-approved product or foreign equivalent utilizing Particles or impregnated Particles containing and in combination with 5-fluorouracil in any jurisdiction, and (iii) any other FDA-approved product or foreign equivalent to which Aventis or Ortho, respectively, currently has rights to commercialize under the Aventis License Agreement or the Ortho License Agreement and the equivalent thereof in any jurisdiction.

        "Purchase Price" shall have the meaning set forth in Section
2.03.

        "Quarterly Report" shall mean, with respect to the relevant calendar quarter of the Company, (i) a report showing all payments made by the Company to PRF under this Agreement during such quarter and showing in detail the basis for the calculation of such payments, (ii) a reconciliation of such report referred to in clause (i) above to all information and data deliverable to the Company, PRF or their Affiliates by the parties to any of the License Agreements, together with relevant supporting documentation, (iii) a report showing the amount of gross end-user sales of the Products and all deductions (if any) supporting the Company's calculations of Gross Products Payments, and (iv) such additional information as PRF may reasonably request.

        "Regulatory Agency" shall mean a Governmental Authority with responsibility for the approval of the marketing and sale of pharmaceuticals in any country or other regulation of pharmaceuticals or biohazardous substances or materials.

        "Regulatory Approvals" shall mean, collectively, all INDs, NDAs and other regulatory approvals, registrations, certificates, authorizations, permits and associated materials (including the product dossier) relating to the Products, issued by the appropriate Regulatory Agency as to the Products and all reports, correspondence and other submissions related thereto and the regulatory and clinical files and data pertaining thereto, and all information, data, formulations, assays, or Intellectual Property contained in such INDs and the NDAs, relating to the Products together with all amendments, supplements and updates thereto, and all comparable regulatory approvals, registrations and associated materials throughout the world.

        "Related Agreements" shall mean the RPS Agreements, the Ortho Supply Agreement and the Amcol Supply Agreement.

        "Retin A Micro(R)" shall mean the Particle based retinoic acid product for the treatment of acne vulgaris currently sold by Ortho under NDA No. 020475.

        "Royalties" shall mean the gross amount of all royalties, minimum royalty payments, profit payments, license fees, settlement payments, judgments, payments, securities, consideration or any other remuneration of any kind payable or received under any License Agreement.

        "Royalty Interest" shall mean an undivided interest in the accounts (as such term is defined in the UCC) of the Company consisting of one hundred percent (100%) of the Gross Products Payments earned from October 1, 2005 until the expiration of the Patent Rights.

        "RPS" shall mean R.P. Scherer South, Inc. and its
Affiliates, successors and assigns.

        "RPS Agreements" shall mean the Asset Purchase Agreement between Advanced Polymer Systems, Inc. (a predecessor of the Company) and RPS dated June 21, 2000 and all agreements entered into thereto including the TTA and the Company Supply Agreement.

        "SEC" shall have the meaning set forth in Section 3.05.

        "Security Agreement" shall mean the Security Agreement of even date herewith by and between the Company and PRF providing for, among other things, the grant by the Company in favor of PRF of a valid continuing, perfected lien on and security interest in the Collateral.

        "Set-off" shall have the meaning set forth in Section 3.22.

        "Subsidiary" or "Subsidiaries" shall mean with respect to any Person (i) any corporation of which the outstanding capital stock having at least a majority of votes entitled to be cast in the election of directors under ordinary circumstances shall at the time owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

        "Term" shall mean the term of this Agreement, which shall commence on the date hereof and terminate on December 31, 2021.

        "Term Sheet" shall mean the letter dated November 30, 2005 between Paul Capital Advisors, LLC and the Company as the same may be amended prior to the date hereof.

        "Transaction Documents" shall mean, collectively, this Agreement, the Bill of Sale, and the Security Agreement.

        "Transfer" or "Transferred" shall mean any sale, conveyance, assignment, disposition, license, sublicense, co-promotion agreement, or other form of transfer.

        "TTA" shall mean the Technology Transfer Agreement entered into as of July 25, 2000 between Advanced Polymer Systems, Inc.
(a predecessor of the Company) and RPS.

        "UCC" shall mean the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

                             ARTICLE II

                PURCHASE AND SALE OF ROYALTY INTEREST

        Section 2.01   Purchase and Sale.

        Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Company agrees to sell, assign, transfer and convey to PRF, and PRF agrees to purchase from the Company, free and clear of all Liens (except those Liens created in favor of PRF pursuant to the Security Agreement and any other Transaction Document), all of the Company's right, title and interest in and to the Royalty Interest. It is the intention of the parties that such transaction be treated as a "true sale". The security interest granted pursuant to Section
5.05 is granted as a precaution against the possibility, contrary to the parties' intentions, that the transaction be characterized as other than a "true sale".

        Section 2.02   Transfers and Payments in Respect of the
                         Royalty Interest.

PRF shall be entitled to receive, in respect of the Royalty
Interest, cash to be paid to PRF in respect of the Gross Products
Payments that are received from time to time in PRF's Account or otherwise paid to PRF pursuant to Section 5.07.

        Section 2.03   Purchase Price.

        In full consideration for the sale of the Royalty Interest, and subject to the terms and conditions set forth herein, PRF shall pay to the Company, or its designee, the following (the
"Purchase Price"):

        (a) Twenty-five million dollars ($25,000,000) on the Closing
Date;

        (b) Two million five hundred thousand dollars ($2,500,000)
[***];

        (c) One million five hundred thousand dollars ($1,500,000)
[***]; and

        (d) One million dollars ($1,000,000)[***].

        Section 2.04   No Assumed Obligations.

        Notwithstanding any provision in this Agreement or any other writing to the contrary, PRF is acquiring only the Royalty
Interest and is not assuming any liability or obligation of the Company or any of its Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter, whether under any of the License Agreements, Related Agreements or any Transaction Document or otherwise. All such liabilities and obligations shall be retained by and remain obligations and liabilities of the Company or its Affiliates (the "Excluded Liabilities and Obligations").

                         ARTICLE III

         REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The company hereby respresents and warrants to PRF the following:






[***] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND
FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS
BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

        Section 3.01   Organization.

        The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all licenses, authorizations, consents and approvals required to carry on its business as now conducted and as proposed to be conducted in connection with the transactions contemplated by the Transaction Documents. The Company is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the failure to do so could reasonably be expected to result in a Material Adverse Effect.

        Section 3.02   Corporate Authorization.

        The Company has all necessary power and authority to enter into, execute and deliver the Transaction Documents and to perform all of the obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder. The Transaction Documents have been duly authorized, executed and delivered by the Company and each Transaction Document constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or general equitable principles.

        Section 3.03   Governmental Authorization.

        The execution and delivery by the Company of the Transaction Documents, and the performance by the Company of its obligations hereunder and thereunder, does not require any notice to, action or consent by, or in respect of, or filing with, any Government Authority, except for the filing of proper financing statements (including Form UCC-1s) under the UCC and filings with the U.S. Patent and Trademark Office.

        Section 3.04   Ownership.

        The Company owns all right, title and interest in and to the Collateral, including the Intellectual Property with respect to the Products, free and clear of all Liens, and no license or covenant not to sue under any Intellectual Property has been granted to any third party, except as set forth on Schedule 3.04. The Company has not (i) sold or transferred ownership of any portion of the Royalty Interest nor (ii) granted any exclusive license of or exclusive right to use any of the Intellectual Property to any other Person, except as set forth on Schedule
3.04.

        Section 3.05   Public Filings.

        The Company has made available (including via filings with EDGAR) to PRF a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the Securities and Exchange Commission (the "SEC") since January 1, 2002 and prior to or on the date hereof (the "Company SEC Documents"). As of their respective filing dates, (i) the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Company SEC Documents filed and publicly available prior to the date of this Agreement. The Financial Statements complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulations S-X of the
SEC) and fairly presented in all material respects, in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of the Company and its Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of operations and the consolidated statements of cash flows of the Company and its Subsidiaries for the periods presented therein.

        Section 3.06   No Undisclosed Liabilities.

        Except for those liabilities (i) specifically identified on the face of the Financial Statements, (ii) incurred by the Company or any of its Subsidiaries in the ordinary course of business since September 30, 2005, or (iii) incurred in connection with the Obligations under the Transaction Documents, there are no material liabilities of the Company or any of its Subsidiaries taken as a whole, of any kind whatsoever, whether accrued, contingent, absolute, determined or determinable.

        Section 3.07   Solvency.

        The Company is not insolvent as defined in any statute of the United States Bankruptcy Code or in the fraudulent conveyance or fraudulent transfer statutes of the States of Delaware, New York or California. Assuming consummation of the transactions contemplated by the Transaction Documents, (i) the present fair saleable value of the Company's assets is greater than the amount required to pay its debts as they become due, (ii) the Company does not have unreasonably small capital with which to engage in its business, and (iii) the Company has not incurred, nor does it have present plans to or intend to incur, debts or liabilities beyond its ability to pay such debts or liabilities as they become absolute and matured.

        Section 3.08   Litigation.

        There is no (i) action, suit, arbitration proceeding, claim, investigation or other proceeding pending or, to the Knowledge of the Company, threatened against the Company or (ii) any governmental inquiry pending or, to the Knowledge of the Company, threatened against the Company, in each case with respect to clauses (i) and (ii) above, which, if adversely determined, would question the validity of, or could adversely affect the transactions contemplated by any of the Transaction Documents or could reasonably be expected to result in a Material Adverse
Effect. There is no action, suit, claim, proceeding or investigation pending or, to the Knowledge of the Company, threatened against the Company or any other Person relating to the Products, the Intellectual Property, the Regulatory Approvals or the Royalty Interest.

        Section 3.09   Compliance with Laws.

        The Company (i) is not in violation of, has not violated, or to the Knowledge of the Company, is not under investigation with respect to, and (ii) has not been threatened to be charged with or been given notice of any violation of any law, rule, ordinance or regulation of, or any judgment, order, writ decree, permit or license entered by any Government Authority applicable to the Company or the Royalty Interest, which could reasonably be expected to result in a Material Adverse Effect.

        Section 3.10   Conflicts.

        (a) Neither the execution and delivery of any of the Transaction Documents nor the performance or consummation of the transactions contemplated hereby and thereby will: (i) contravene, conflict with, result in a breach or violation of, constitute a default under, give rise to any additional rights, including rights of first refusal, or accelerate the performance provided by, in any material respects any provisions of: (A) any law, rule, ordinance or regulation of any Government Authority, or any judgment, order, writ, decree, permit or license of any Government Authority, to which the Company or any of its Subsidiaries or any of their respective assets or properties may be subject or bound; or (B) any contract, agreement, commitment or instrument to which the Company or any of its Subsidiaries is a party, including any and all License Agreements, or any of the Related Agreements, or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound or committed; (ii) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, any provisions of the certificate of incorporation or by-laws (or other organizational or constitutional documents) of the Company or any of its Subsidiaries; (iii) except for the filing of the proper financing statements (including Form UCC-1s) under the UCC required hereunder and filings with any Patent Office, require any notification to, filing with, or consent of, any Person or Government Authority; (iv) give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or any of its Subsidiaries or any other Person or to a loss of any benefit relating to the Royalty Interest; or (v) result in the creation or imposition of any Lien on (A) the assets or properties of the Company or any of its Subsidiaries or
(B) the Royalty Interest or any other Collateral, other than, with respect to clause (v) above, pursuant to the Security Agreement.

        (b) The Company has not granted, nor does there exist, any Lien on any License Agreement, the Royalty Interest or any other
Collateral other than pursuant to the Security Agreement.

        Section 3.11   Material Contracts.

               Neither the Company nor any of its Subsidiaries is in breach of or in default under any Material Contract, including this Agreement, any License Agreement or any Related Agreement.
To the Knowledge of the Company, nothing has occurred and no condition exists that would permit any other party thereto to terminate any Material Contract. Neither the Company nor any of its Subsidiaries has received any notice or, to the Knowledge of the Company, any threat of termination of any such Material Contract. To the Knowledge of the Company, no other party to a Material Contract is in breach of or in default under such Material Contract. All Material Contracts are valid and binding on the Company and its Subsidiaries and, to the Knowledge of the Company, on each other party thereto, and are in full force and effect.

        Section 3.12   Intellectual Property.

        (a) The Company has provided PRF all material information in its possession, or otherwise known to it with respect to the Intellectual Property.

        (b) Schedule 3.12(b) sets forth an accurate and complete list of all Intellectual Property (including all Intellectual Property not owned by the Company), including all (i) patents,
(ii) applications for patent with the applicable Patent Office worldwide, (iii) registrations with the applicable trademark or copyright offices worldwide (including, if applicable, each Patent Office) of trade names, trademarks and copyrights and (iv) all material unregistered trademarks and copyrights, if any, in each case that relate to the development, manufacture, commercialization, marketing or other use of the Products. For each item of the Intellectual Property listed on Schedule 3.12(b), the Company has indicated (A) the countries in each case in which such item is patented, registered or in which an application for patent or registration is pending, (B) the application numbers, (C) the registration or patent numbers (D) the scheduled expiration date of the issued patents, and (E) the owner of such item of Intellectual Property.

        (c) The Intellectual Property is valid, enforceable and subsisting. Each individual associated with the filing and prosecution of the Patent Rights, including the named inventors of the Patent Rights, has complied in all material respects with all applicable duties of candor and good faith in dealing with any Patent Office, including any duty to disclose to any Patent Office all information known to be material to the patentability of each of the Patent Rights, in those jurisdictions where such duties exist. Except as disclosed on Schedule 3.12(c), the Company owns all right, title and interest in and to the Intellectual Property, free and clear of all Liens. Except as disclosed on Schedule 3.12(c), the Intellectual Property owned by the Company is all the intellectual property necessary to make, use and sell the Products.

        (d) U.S. Patent No. 5,955,109 contains claims that cover Retin A Micro(R) and U.S. Patent Nos. 4,690,825 and 6,670,335 contain claims that cover Carac(R), and U.S. Patent No. 5,145,675 contains claims related to the preparation of both Retin A Micro(R) and Carac(R). Schedule 3.12(d) sets forth an accurate and complete list of all other U.S. and non-U.S. patents that have issued with at least one claim covering the relevant Products.

        (e) The Company has not sold or otherwise transferred any patents or patent applications that have issued or may issue with at least one claim covering the relevant Products.

        (f) Schedule 3.12(f) sets forth an accurate and complete list of all agreements, including any and all license agreements to which the Company is a party, whether oral or written, express or implied, including licenses, options, franchise, distribution, marketing and manufacturing agreements, sponsorships, agreements not to enforce, consents, settlements, assignments, security interests, liens and other encumbrances or mortgages, and any amendment(s), renewal(s), novation(s) and termination(s) pertaining thereto, pursuant to which the Company or any party thereto exploit any of the Intellectual Property. For each agreement specified on Schedule 3.12(f), the Company has indicated (A) whether such agreement relates to inbound licenses of Intellectual Property to the Company or outbound licenses of Intellectual Property by the Company, and (B) the specific Intellectual Property relating to such agreement, including the countries in which such Intellectual Property is patented, registered or in which an application for patent or registration is pending and the application number, registration number or patent number of such Intellectual Property. Each agreement specified on Schedule 3.12(f) constitutes a valid and binding obligation, enforceable in accordance with its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or general equitable principles. The Company is not in breach of such agreements and, to the Knowledge of the Company, no circumstances or grounds exist that would give rise to a claim of breach or right of rescission, termination, revision, or amendment of any of the agreements specified on
Schedule 3.12(f), including the signing of this Agreement.

        (g) There are no unpaid maintenance or renewal fees payable by the Company to any third party that are currently overdue for any of the Patent Rights or other Intellectual Property. To the Knowledge of the Company and no applications or registrations therefor have lapsed or been abandoned, cancelled or expired.

        (h) No payments by the Company or any Affiliate of the Company, or to the Knowledge of the Company, no payments by any other party are, or at any time in the future will become, due to any other Person in respect of the Intellectual Property or the Products, in each case that would diminish the Royalty Interest in any way. There is no reduction in, or set-off against, the Royalties payable thereunder to the Company as a result of payments that Aventis or Ortho may be required to make to third parties for the use of any intellectual property controlled by the third party or for the manufacture, use or sale of the Products, or any other set-off. The Company has not undertaken and, to the Knowledge of the Company, neither Aventis, Ortho nor RPS has undertaken or omitted to undertake any acts, and no conduct, circumstances or grounds exist that would void, invalidate, reduce or eliminate, in whole or in part, the enforceability or scope of (i) any of the Intellectual Property, and (ii) the Company's right to enjoy payments made pursuant to any License Agreements. The manufacture, use and sale of the Products does not infringe the intellectual property rights of any third party.

        (i) To the Knowledge of the Company there is, and has been, no pending, decided or settled opposition, interference, reexamination, injunction, claim, lawsuit, proceeding, hearing, investigation, complaint, arbitration, mediation, demand, International Trade Commission investigation, decree, or any other dispute, disagreement, or claim (collectively referred to hereinafter as "Disputes"), nor, to the Knowledge of the Company, has any such Dispute been threatened, challenging the scope, legality, validity, enforceability or ownership of any Intellectual Property or which would give rise to a credit against the payments due to the Company from the applicable
License Agreements for the use of the related licensed
Intellectual Property. To the Knowledge of the Company, there are no Disputes by any third party against the Company, Aventis, Ortho, RPS or Amcol relating to the Products. The Company has not received, and to the Knowledge of the Company, neither
Aventis, Ortho, RPS nor Amcol has received, any written notice of any such Dispute and, to the Knowledge of the Company, there exist no circumstances or grounds upon which any such claim could be asserted. The Company has not sent, and to the Knowledge of the Company, neither Aventis, Ortho, RPS nor Amcol has sent, any notice of any such Dispute and, to the Knowledge of the Company, there exist no circumstances or grounds upon which the Company, Aventis, Ortho, RPS or Amcol could assert any such claim. To the Knowledge of the Company, the Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, charge, settlement or other disposition of any Dispute.

        (j) To the Knowledge of the Company, there is no pending or threatened action, suit, or proceeding, or any investigation or claim by any Government Authority to which the Company or, to the Knowledge of the Company, to which Aventis, Ortho, RPS or Amcol is a party (i) that would be the subject of a claim for indemnification, if any, by or against the Company, Aventis, Ortho or RPS under the License Agreements or RPS Agreements, and
(ii) that the manufacture, marketing, sale or distribution of the Products by Aventis or Ortho or by any licensee of Aventis or Ortho pursuant to the related License Agreements or by RPS or Amcol pursuant to the Related Agreements does or will infringe on any patent or other intellectual property rights of any other Person. To the Knowledge of the Company, there are no pending U.S., international or foreign patent applications owned by any other Person, which, if issued, would limit or prohibit, in any material respect, the manufacture, use or sale of any of the Products, or the use of any licensed Intellectual Property, in each case by the applicable Contract Party.

        (k) The Company has taken, and to the Knowledge of the Company, Ortho, Aventis, RPS and Amcol have and will continue to take, all commercially reasonable measures and precautions necessary to protect and maintain (i) the confidentiality of all the Intellectual Property and (ii) the value of all the Intellectual Property.

        Section 3.13   Regulatory Approval.

        (a) The Company has made available to PRF all of the following documents that the Company has received in any form from any Contract Party to any License Agreement or Related
Agreement:

               (i) all regulatory correspondence, written notes in respect of telephone communications, electronic communications, copies of all submissions to any active regulatory files regarding preclinical, clinical, manufacturing, adverse events, any notices and forms received by a Contract Party from appropriate Regulatory Agencies relating to compliance, developmental (including safety, efficacy and potency), marketing promotion or manufacturing activities concerning the Intellectual Property or the Products;

               (ii) correspondence or reports from both internal corporate employees and non-governmental consultants relating to any of the regulatory and/or product liability exposures, marketing and reimbursement strategies, manufacturing (i.e., annual audit reports), preclinical and clinical data issues concerning the Products; and

               (iii) any information or communication that would indicate that any Regulatory Agency (A) is not likely to approve any application with respect to the Products, (B) is likely to revise or revoke any current approval granted by any Regulatory Agency with respect to the Products, or (C) is likely to pursue compliance actions against the Company or any Contract Party relating to a License Agreement or Related Agreement.

        (b) Either the Company or, to the Company's Knowledge, Ortho, Aventis, RPS or Amcol respectively, possesses all Regulatory Approvals issued or required by the appropriate Regulatory Agencies necessary to conduct its current business relating to the Products, and neither the Company nor, to the Company's Knowledge, Aventis, Ortho, RPS or Amcol has received any notice of proceedings relating to, and there are no facts or circumstances to the Company's Knowledge that would reasonably be expected to lead to, the revocation, suspension, termination or modification of any such Regulatory Approvals.

        (c) The Company is in material compliance with, and has materially complied with, all applicable federal, state, local and foreign laws, rules, regulations, standards, orders and decrees governing its business, including all regulations promulgated by each Regulatory Agency, the failure of compliance with which could reasonably be expected to result in a Material Adverse Effect; the Company has not received any notice citing action or inaction by it that would constitute any material non-compliance with any applicable federal, state, local and foreign laws, rules, regulations, or standards, which could reasonably be expected to result in a Material Adverse Effect; and, to the Company's Knowledge, no prospective change in any applicable federal, state, local or foreign laws, rules, regulations or standards has been adopted which, when made effective, could reasonably be expected to result in a Material Adverse Effect.

        (d) The studies, tests and preclinical and clinical trials conducted relating to the Products by or on behalf of the Company or, to the Company's Knowledge, Aventis, Ortho, RPS or Amcol were and, if still pending, are being conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to, where applicable, accepted professional and scientific standards; the descriptions of the results of such studies, tests and trials provided to PRF are accurate in all material respects; and neither the Company nor, to the Company's Knowledge, Aventis, Ortho, RPS nor Amcol has received any notices or correspondence from any Regulatory Agency or any institutional review board or comparable authority requiring the termination, suspension, or material modification or clinical hold of any such studies, tests or preclinical or clinical trials conducted by or on behalf of the Company, Aventis, Ortho, RPS or Amcol, which termination, suspension, material modification or clinical hold could reasonably be expected to result in a Material Adverse Effect.

        Section 3.14   Subordination.

        The claims and rights of PRF created by any Transaction
Document in and to the Royalty Interest are not and shall not be subordinated to any creditor of the Company or any other Person.
Place of Business.

        Section 3.15   Place of Business.

        The Company's principal place of business and chief executive office are set forth on Schedule 3.15.

        Section 3.16   Broker's Fees.

        The Company has not taken any action that would entitle any Person to any commission or broker's fee in connection with the transactions contemplated by the Transaction Documents.

        Section 3.17   Other Information.

        No written statement (including in electronic mail), information, report or materials prepared by or on behalf of the Company and furnished to PRF by or on behalf of the Company in connection with any Transaction Document or any transaction contemplated hereby or thereby, no written representation, warranty or statement made by the Company in any Transaction Document, and no Schedule or Exhibit hereto, in each case taken in the aggregate, contains any untrue statement of a material fact or omits any statement of material fact necessary in order to make the statements made therein in light of the circumstances under which they were made not misleading.

        Section 3.18   License Agreements.

        (a) Exhibit F attached hereto sets forth an accurate, complete and updated copy of the Aventis License Agreement and Exhibit G attached hereto sets forth an accurate, complete and updated copy of the Ortho License Agreement. Except as otherwise disclosed on Schedule 3.18(a), there are no (i) other agreements, writings, understandings, commitments, arrangements, or amendments related to or affecting either of the Aventis License Agreement or the Ortho License Agreement or the manufacture, supply or sale of the Products, or (ii) outstanding royalties or other payment obligations of the Company currently due and payable to Aventis under the Aventis License Agreement or to Ortho under Ortho License Agreement that have not been paid.

        (b) The License Agreements are in full force and effect and there has been no correspondence, notice or other written communication sent by or on behalf of the Company to, or received by or on behalf of the Company from, any Contract Party, the subject matter of which would result in a Material Adverse
Effect. The Company has provided to PRF copies of all written correspondence to or from Ortho, Aventis, RPS, Amcol and Cardinal Health PTS, LLC within the past two (2) years from the date hereof. With respect to each existing License Agreement:

               (i) Such License Agreement is in full force and effect and has not been impaired, waived, altered or modified in any respect, whether by way of any sublicense or consent or otherwise. To the Knowledge of the Company, no Contract Party has granted a sublicense under such License Agreement.

               (ii) The Contract Party under such License Agreement has not been released, in whole or in part, from any of its obligations under such License Agreement.

               (iii) The Company has not received (A) any notice of any Contract Party's intention to terminate such License
Agreement in whole or in part or (B) any notice requesting any amendment, alteration or modification of such License Agreement.

               (iv) Nothing has occurred and no condition exists that would adversely impact the right of the Company to receive any payments payable under such License Agreement. None of the Company, or to the Knowledge of the Company, any Contract Party has taken any action or omitted to take any action, that would adversely impact the right of PRF to receive the Royalty
Interest.

               (v) All payments required to be made under such License Agreement have been made. To the Knowledge of the Company, no payment required to be made under such License Agreement has been subject to any claim pursuant to any right of rescission, set-off, counterclaim or defense. No prepayments of Royalties have been made under any License Agreement. The Company has not conducted any audits under any License Agreement.

               (vi) Such License Agreement has not been satisfied in full, discharged, canceled, terminated, subordinated or rescinded, in whole or in part. Such License Agreement is the entire agreement between the Company and the Contract Party thereto relating to the subject matter thereof.

               (vii) Such License Agreement is the legal, valid and binding obligation of each of the Company and the Contract Party thereto, enforceable against the Company and such Contract Party in accordance with its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and general equitable principles. The execution, delivery and performance of such License Agreement was and is within the corporate powers of the Company and, to the Knowledge of the Company, the Contract
Party thereto. Such License Agreement was duly authorized by all necessary action on the part of, and validly executed and delivered by, the Company and, to the Knowledge of the Company, the Contract Party thereto. There is no breach or default, or event which upon notice or the passage of time, or both, could give rise to any breach or default, in the performance of such License Agreement by the Company or, to the Knowledge of the Company, the Contract Party thereto.

               (viii) The representations and warranties made in such License Agreement by the Company were as of the date made true and correct in all material respects.

        Section 3.19   Related Agreements.

        (a) Exhibit H attached hereto sets forth an accurate, complete and updated copy of the RPS Agreements, Exhibit I attached hereto sets forth an accurate, complete and updated copy of the Ortho Supply Agreement and Exhibit J sets forth, to the Knowledge of the Company, an accurate, complete and updated draft of the Amcol Supply Agreement. There are no (i) other agreements, writings, understandings, commitments, arrangements, or amendments related to or affecting the Related Agreements or
(ii) outstanding royalties or other payment obligations of the Company currently due and payable under the Related Agreements that have not been paid.

        (b) The Related Agreements including the TTA are in full force and effect and there has been no correspondence or other written communication sent by or on behalf of the Company to, or received by or on behalf of the Company from, any Contract Party, the subject matter of which would result in a Material Adverse Effect. With respect to each existing Related Agreement:

               (i) Such Related Agreement is in full force and effect and has not been impaired, waived, altered or modified in any respect, whether by way of any sublicense or consent or otherwise. To the Knowledge of the Company, no Contract Party has granted a sublicense under such Related Agreement.

               (ii) The Contract Party under such Related Agreement has not been released, in whole or in part, from any of its obligations under such Related Agreement.

               (iii) The Company has not received (i) any notice of any Contract Party's intention to terminate such Related
Agreement in whole or in part or (ii) any notice requesting any amendment, alteration or modification of such Related Agreement.

               (iv) None of the Company, or to the Knowledge of the Company, any Contract Party has taken any action or omitted to take any action, that would adversely impact the right of PRF to receive the Royalty Interest.

               (v) All payments required to be made under such Related Agreement have been made. To the Knowledge of the Company, no payment required to be made under such Related
Agreement has been subject to any claim pursuant to any right of rescission, set-off, counterclaim or defense.

               (vi) Such Related Agreement has not been satisfied in full, discharged, canceled, terminated, subordinated or rescinded, in whole or in part. Such Related Agreement is the entire agreement between the Company and the Contract Party thereto relating to the subject matter thereof.

               (vii) Such Related Agreement is the legal, valid and binding obligation of each of the Company and each Contract Party thereto, enforceable against the Company and such Contract Party in accordance with its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and general equitable principles. The execution, delivery and performance of such Related Agreement was and is within the corporate powers of the Company and, to the Knowledge of the Company, the Contract
Party thereto. Such Related Agreement was duly authorized by all necessary action on the part of, and validly executed and delivered by, the Company and, to the Knowledge of the Company, the Contract Party thereto. There is no breach or default, or event which upon notice or the passage of time, or both, could give rise to any breach or default, in the performance of such License Agreement by the Company or, to the Knowledge of the Company, the Contract Party thereto.
               (viii) The representations and warranties made in such Related Agreements by the Company were as of the date made true and correct in all material respects.

        Section 3.13   Insurance.

        There is in full force and effect insurance policies maintained by the Company with an insurance company rated not less than "A-" by A.M. Best Company, Inc., with coverages and in amounts customary for companies of comparable size and condition similarly situated in the same industry as the Company, including product liability insurance, directors and officers insurance and insurance against litigation liability, subject only to such exclusions and deductible items as are usual and customary in insurance policies of such type. The Company has named PRF as an additional insured party with respect to its general liability and product liability insurance policies. A schedule of the Company's insurance policy or insurance policies is attached hereto as Schedule 3.20.

        Section 3.21   Applicable Royalty Rates and Duration of
                      Royalty Rates.

        During the Term, the royalty rates and the duration of such royalty rates in each country under the Aventis License Agreement and Ortho License Agreement are now as set forth on Schedule 3.21 and such rates will continue in effect in accordance with the terms of the Aventis License Agreement and the Ortho License Agreement.

        Section 3.13   Set-off.

        Neither Aventis nor Ortho has any right of set-off, rescission, counterclaim, reduction, deduction or defense (each a "Set-off") against Royalties or any other amounts payable to the Company under the Aventis License Agreement or the Ortho License Agreement.

                         ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF PRF

        PRF represents and warrants to the Company the following:

        Section 4.01   Organization.

        PRF is a private company with limited liability [***], duly formed, validly existing and in good standing under the laws of [***], and PRF has all limited liability company powers and all licenses, authorizations, consents and approvals required to carry on its business as now conducted.

        Section 4.02   Authorization.
        PRF has all necessary power and authority to enter into, execute and deliver the Transaction Documents and to perform all of the obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder. The Transaction Documents have been duly authorized, executed and delivered by PRF and each Transaction Document constitutes the valid and binding obligation of PRF, enforceable against PRF in accordance with










[***] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND
FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS
BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or general equitable principles.

        Section 4.03   Broker's Fees.

        PRF has not taken any action that would entitle any Person to any commission or broker's fee in connection with the transactions contemplated by the Transaction Documents.

        Section 4.04   Conflicts.

Neither the execution and delivery of this Agreement or any other Transaction Document nor the performance or consummation of the transactions contemplated hereby or thereby will: (i) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, in any material respects any provisions of: (A) any law, rule or regulation of any Government Authority, or any judgment, order, writ, decree, permit or license of any Government Authority, to which PRF or any of its assets or properties may be subject or bound; or (B) any contract, agreement, commitment or instrument to which PRF is a party or by which PRF or any of its assets or properties is bound or committed; (ii) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, any provisions of organizational or constitutional documents of PRF; or (iii) require any notification to, filing with, or consent of, any Person or Government Authority.

                         ARTICLE V

                         COVENANTS

        During the Term, the following covenants shall apply:

        Section 5.01   Consents and Waivers.

        The Company shall obtain any required consents, acknowledgements, certificates or waivers so that the transactions contemplated by any Transaction Document may be consummated and/or shall not result in any default or breach or termination of any of the License Agreements or other Material
Contracts.

        Section 5.02   Access; Information.

        (a) Promptly after receipt by the Company of notice of any action, claim, investigation or proceeding (commenced or threatened) relating to the transactions contemplated by any Transaction Document, License Agreement or Related Agreement, the Company shall inform PRF of the receipt of such notice and the substance of such action, claim, investigation or proceeding and, if in writing, shall furnish PRF with a copy of such notice and any related materials with respect to such action, claim, investigation or proceeding.

        (b) The Company shall keep and maintain, or cause to be kept and maintained, at all times full and accurate books of account and records adequate to reflect accurately all payments paid and/or payable with respect to the License Agreements and any Future Agreement with respect to the Royalty Interest and all deposits made into PRF's Account.

        (c) Promptly after receipt by the Company of any written notice, certificate, offer, proposal, correspondence, report or other written communication relating directly to any License Agreement, Related Agreement, the Gross Products Payments, or the Products, including from Ortho, Aventis, RPS and Amcol, the Company shall inform PRF of such receipt and the substance contained therein and, if in writing, shall furnish PRF with a copy of such notice, certificate, offer, proposal, correspondence, report or other communication.

        (d) Promptly after receipt by the Company of the final and executed copy of the Amcol Supply Agreement, the Company shall furnish PRF with a copy of such Amcol Supply Agreement.

        (e) The Company shall, promptly after the end of each fiscal quarter of the Company (but in no event later than forty (40) calendar days following the end of such quarter), produce and deliver to PRF a Business Report and Quarterly Report for such quarter, together with a certificate of the Chief Financial
Officer of the Company, certifying that to the Knowledge of such officer (i) such Business Report and Quarterly Report are true and complete copies and (ii) any statements and any data and information therein prepared by the Company are true, correct and accurate in all material respects. To the extent that PRF reasonably believes that current activities as detailed in a Business Report require reports more frequently than quarterly, for example, during any negotiation relating to any License Agreement or supply of any Product, PRF shall have the right to request or require that the Company prepare Business Reports to deliver to PRF on a more frequent basis.

        Section 5.03   Material Contracts.

        The Company shall comply with all material terms and conditions of and fulfill all of its obligations under all the Material Contracts, including any License Agreement. Without limiting Sections 5.08 and 5.09, the Company shall not amend any Material Contract or issue any consents or other approvals under any Material Contract without the prior written consent of PRF.

        Section 5.04   Public Announcement.

        The Company and PRF shall agree upon the form and content of any press release following the Closing by the Company or PRF with respect to the transactions contemplated by this Agreement. Either party may disclose this Agreement as required by law or regulation, including as may be required in connection with any filings made with the SEC or similar non-US. regulatory authority, or by the disclosure policies of a major stock exchange; provided, however, that, if reasonably possible, the party making such disclosures shall inform the other party prior to any such disclosures; and provided further that, the disclosing party shall seek confidential treatment to the extent available.

        Section 5.05   Security Agreement.

        The Company shall, at all times until the Obligations are paid and performed in full, grant in favor of PRF a valid, continuing, first perfected lien on and security interest in the Royalty Interest, each of the Transaction Documents, and the other Collateral described in the Security Agreement.

        Section 5.06   Reasonable Commercial Efforts; Further
                      Assurance.

        (a) Subject to the terms and conditions of this Agreement, each party hereto will use its reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by any Transaction Document. PRF and the Company agree to execute and deliver such other documents, certificates, agreements and other writings (including proper financing statement filings (including Form UCC-1s) requested by PRF) and to take such other actions as may be necessary in order to consummate or implement expeditiously the transactions contemplated by any Transaction Document and to vest in PRF good, valid and marketable rights and interests in and to the Royalty Interest, free and clear of all Liens, except those Liens created in favor of PRF pursuant to the Security Agreement and any other Transaction Document.

        (b) Each of the parties hereto shall execute and deliver such additional documents, certificates and instruments, and perform such additional acts, as may be reasonably requested and necessary or appropriate to carry out and effectuate all of the provisions of any Transaction Document and to consummate all of the transactions contemplated by any Transaction Document.
        (c) The Company and PRF shall cooperate and provide assistance as reasonably requested by the other parties in connection with any litigation, arbitration or other proceeding (whether existing or initiated prior to, on or after the date hereof) to which any party hereto or any of its officers, directors, shareholders, members, managers, agents or employees is or may become a party or is or may become otherwise directly or indirectly affected or as to which any such Persons have a direct or indirect interest, in each case relating to any Transaction Document, the Royalty Interest or any other Collateral, or the transactions described herein or therein but in all cases excluding any litigation brought by the Company against PRF or brought by PRF against the Company.

        Section 5.07   Remittance to PRF's Account.

        (a) Each Contract Party under each License Agreement shall agree in writing that all payments in respect of sales of the Products and in respect of Royalties payable by Contract Parties shall be remitted directly by the applicable party into PRF's Account and the Company shall cause such payments to be remitted directly by the applicable party into PRF's Account. Without in any way limiting the foregoing, any and all payments in respect of Gross Products Payments received by the Company shall be held in trust for the benefit of PRF and directed into PRF's Account within two (2) Business Days of the Company's receipt thereof or otherwise as directed in writing by PRF.

        (b) Subject to Section 5.08(i) hereof, with respect to any License Agreement or other sale agreement or invoice entered into or issued by the Company from and after the date hereof, the Company shall (i) at the time of the execution and delivery of such License Agreement or other sale agreement or the issuance of any invoice, instruct any party thereto or recipient thereof to remit to PRF's Account when due all applicable payments in respect of sales of the Products and in respect of Royalties that are due and payable to the Company in respect of or derived from such License Agreement or other sale agreement or invoice during the Term and (ii) in the case of any License Agreement or other sale agreement, deliver to PRF written evidence of such instruction and of such applicable party's agreement thereto.

        Section 5.08   License Agreements.

        (a) In the event that the Company becomes aware that the making, using or selling of any product licensed by the Company to a Contract Party under any of the License Agreements infringes or violates any third party intellectual property, if requested by PRF, the Company shall promptly use its reasonable best efforts to attempt to secure the right to use such intellectual property on behalf of itself and the affected Contract Party and shall pay all costs and amounts associated with obtaining any such license, without any charge to the Contract Party or any reduction in the Royalty Interest.

        (b) The Company shall not (i) forgive, release or compromise any amount owed to the Company and relating to the Royalty
Interest or the Products, (ii) waive, amend, cancel or terminate, exercise or fail to exercise, any of its material rights constituting or relating to the right to receive the Gross
Products Payments, or (iii) amend, modify, restate, cancel, supplement, terminate or waive any provision of any License Agreement, or grant any consent thereunder, or agree to do any of the foregoing, including entering into any agreement with the Contract Party under the provisions of such License Agreement.

        (c) Promptly after (i) receiving written or oral notice from a Contract Party, (A) terminating the related License Agreement,
(B) alleging any material breach of or default under such License Agreement by the Company or (C) asserting the existence of any facts, circumstances or events which alone or together with other facts, circumstances or events could reasonably be expected (with or without the giving of notice or passage of time or both) to give rise to a material breach of or default under or right to terminate such License Agreement or (ii) the Company otherwise having Knowledge of any fact, circumstance or event which alone or together with other facts, circumstances or events could reasonably be expected (with or without the giving of notice or passage of time or both) to give rise to a material breach of or default under such License Agreement by the Company or a right to terminate such License Agreement by such Contract Party, in each case, the Company shall (x) give a written notice to PRF describing in reasonable detail the relevant breach, default or termination event, including a copy of any written notice received from such Contract Party and, in the case of any breach or default or alleged breach or default by the Company, describing any corrective action the Company proposes to take and
(y) take all commercially reasonable efforts to cure promptly such breach, default or termination event; provided, however, the Company will not take any actions under the applicable License Agreement without the prior written consent of PRF.

        (d) Promptly after becoming aware of a material breach of or default of a Contract Party under a License Agreement or of the existence of any facts, circumstances or events which alone or together with other facts, circumstances or events could reasonably be expected (with or without the giving of notice or passage of time or both) to give rise to a material breach of or default by a Contract Party under or right of the Company to terminate such License Agreement, including any failure of a Contract Party to meet their diligence or other commercialization requirements, then in each case, the Company shall (i) give a written notice to PRF describing in reasonable detail the relevant breach, default or termination event, including a copy of any written notice that the Company proposes to send to the applicable Contract Party and, in the case of any breach or default or alleged breach or default by such Contract Party, describing any action the Company proposes to take, and (ii) make all commercially reasonable efforts to enforce all of its rights and remedies thereunder; provided, however, the Company will not take any actions under the applicable License Agreement without the prior written consent of PRF.

        (e) The Company shall, at its sole expense, either directly or by causing the Contract Party to do so, take any and all actions and prepare, execute, deliver and file any and all agreements, documents or instruments which are necessary or desirable to (i) maintain diligently the applicable Intellectual Property and (ii) defend diligently such Intellectual Property against infringement or interference by any other Persons, and against any claims of invalidity or unenforceability, in any jurisdiction (including by bringing any legal action for infringement or defending any counterclaim of invalidity or action of a third party for declaratory judgment of non-infringement or non-interference); provided, however, the Company will not take any actions under the applicable License Agreement, or fail to take any actions resulting in those actions being taken by the Contract Party, without the prior written consent of PRF. The Company shall not, and shall use commercially reasonable efforts to cause the applicable Contract Party not to, disclaim or abandon, or fail to take any action necessary or desirable to prevent the disclaimer or abandonment of, the applicable Intellectual Property.

        (f) Prior to taking any action under any License Agreement, including the Ortho License Agreement or Aventis License
Agreement, or failing to take any action where a right to take such action exists under such agreements, the Company shall promptly seek direction from PRF and shall take only such action (or fail to take such actions) as directed by or consented to PRF in writing.

        (g) The Company shall cause each Contract Party under any License Agreement, as applicable, to provide promptly following the end of each calendar quarter all information with respect to net end-user sales (including all components of information required to calculate Gross Products Payments) under each such agreement for inclusion in the Quarterly Report for such quarter, and the Company shall cause such obligation to be included in every License Agreement it enters into following the Closing Date.

        (h) The Company shall use commercially reasonable efforts consistent with industry practices to maintain the Ortho License Agreement and Aventis License Agreement in full force and effect, including maintaining sufficient commercial relationships with Ortho and Aventis and, subject to Section 5.08(f), exercising its rights thereunder. In the event of the termination of either of the Ortho License Agreement or Aventis License Agreement, the Company shall use commercially reasonable best efforts to enter into a Future Agreement of the same scope as such terminated License Agreement on advantageous economic terms and shall keep PRF informed of the status of negotiations on an ongoing basis. Entry into any such Future Agreement shall be subject to the prior written consent of PRF, such consent not to be unreasonably withheld. All Royalties arising under such successor Future Agreement shall be included in the definition of Royalty Interest hereunder.

        (i) The Company shall use its commercially reasonable efforts to actively market and promote the Intellectual Property and Products and to seek out and exploit opportunities for entering into Future Agreements for all indications in those countries of the world that are outside the geographic scope of the Ortho License Agreement or the Aventis License Agreement and, for those countries of the world within the geographic scope of the Ortho License Agreement or the Aventis License Agreement, for those indications outside the scope of such License Agreement, including, with respect to Products relating to 5-fluorouracil, for the treatment of photodamaged skin, flat warts and psoriasis. Entry into any such Future Agreement shall be subject to the prior written consent of PRF, such consent not to be unreasonably withheld. If the Company enters into any such Future Agreement, then sixty-seven percent (67%) of the Royalties shall be included in the definition of Royalty Interest hereunder and the remaining thirty-three percent (33%) of such Royalties shall be retained by the Company. At the time of entry into any such Future Agreement, if requested by the Company, the parties shall negotiate in good faith a lockbox agreement to establish and maintain a lockbox account pursuant to which payments made in respect of the Royalties relating to such Future Agreement are to be remitted, and any and all corresponding amendments to the Security Agreement shall be made to provide PRF with a security interest in such lockbox account. Notwithstanding the foregoing, in the event that the Company fails to enter into any Future Agreements by January 1, 2010, then PRF may pursue opportunities for Future Agreements on behalf of the Company, in which event the Company shall have no right to receive any economic interest relating to any such Future Agreement and one hundred percent (100%) of the Royalties for any such Future Agreement entered into after January 1, 2010 shall be included in the definition of Royalty Interest hereunder.

        (j) [***].












[***] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND
FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS
BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

        Section 5.09   Insurance.

The Company shall (i) maintain insurance policies with insurance companies rated not less than "A-" by A.M. Best Company, Inc. with coverages and in amounts customary for companies of comparable size and condition similarly situated in the same industry as the Company, including product liability insurance and directors and officers insurance and insurance against litigation, liability, subject only to such exclusions and deductible items as are usual and customary in insurance policies of such type, and (ii) maintain PRF as an additional insured party with respect to its general liability and product liability insurance policies.

        Section 5.10   Audits.

        (a) To the extent the Company has the right to perform or cause to be performed inspections or audits under any of the License Agreements regarding payments payable and/or paid to the Company thereunder (each, a "License Party Audit"), the Company shall, at the direction and reasonable request of PRF, cause a License Party Audit to be performed promptly. In conducting a License Party Audit, the Company may engage its then retained internationally recognized independent public accounting firm, or, if the Company elects otherwise, such other internationally recognized independent public accounting firm reasonably acceptable to PRF. Promptly after completion of any License Party Audit (whether or not requested by PRF), the Company shall promptly deliver to PRF an Audit Report in respect of such License Party Audit.

        (b) To the extent that either PRF or the Company has determined that there is a discrepancy as to the amounts paid to PRF pursuant to Section 2.02 in any calendar year, then the party hereto who has made such determination may notify the other party hereto in writing of such discrepancy indicating in reasonable detail its reasons for such determination (the "Discrepancy Notice"). In the event that either PRF or the Company delivers to the other party a Discrepancy Notice, PRF and the Company shall meet within ten (10) Business Days (or such other time as mutually agreed by the parties) after the receiving party has received a Discrepancy Notice to resolve in good faith such discrepancy. If the discrepancy has been resolved and, as a result thereof, it is determined that a payment is owing by PRF to the Company or by the Company to PRF, then the party owing such payment shall promptly pay such payment to the other party. If, within thirty (30) Business Days after receipt of the Discrepancy Notice, the Company and PRF cannot resolve any such discrepancies, then PRF and the Company shall promptly instruct their respective firms of independent certified public accountants to select, within five (5) Business Days thereafter, a third nationally recognized accounting firm (the "Independent Accountants"). After offering the Company and its representatives and PRF and its representatives the opportunity to present their positions as to the disputed amounts, which opportunity shall not extend for more than ten (10) Business Days after the Independent Accountants have been selected, the Independent Accountants shall review the disputed matters and the materials submitted by the Company and PRF and, as promptly as practicable, deliver to the Company and PRF a statement in writing setting forth its determination of the proper treatment of the discrepancies as to which there was disagreement, and that determination will be final and binding upon the parties hereto without any further right of appeal.

        (c) PRF and any of its representatives shall have the right, from time to time, to visit the Company's offices and properties where the Company keeps and maintains its books and records relating or pertaining to the Royalty Interest for purposes of conducting an audit of such books and records, and to inspect, copy and audit such books and records, during normal business hours, and, upon five (5) Business Days written notice given by PRF to the Company, the Company will provide PRF and any of PRF's representatives reasonable access to such books and records, and shall permit PRF and any of PRF's representatives to discuss the business, operations, properties and financial and other condition of the Company or any of its Affiliates relating or pertaining to the Royalty Interest with officers of such parties, and with their independent certified public accountants. PRF's visits to the Company's offices pursuant to this Section 5.10(c) shall occur not more than once per calendar year; provided, however, that PRF may so visit more frequently to the extent that there has occurred an event, which could reasonably be expected to result in a Material Adverse Effect, and PRF's visit or visits to the Company's offices in connection therewith are for purposes related to such event.

        (d) All Audit Costs in respect of a License Party Audit or an audit of the Company's books and records pursuant to Section 5.10(c) shall be borne by PRF, unless the results of such audit, as the case may be, reveals that the amounts paid to PRF for the period subject to such audit have been understated by more than five percent (5%) of the amounts due to PRF pursuant to this Agreement for the period subject to such audit, then the Audit Costs in respect of such audit shall be borne by the Company.

        Section 5.11   Notice.

        The Company shall provide PRF with written notice as promptly as practicable (and in any event within five (5)
Business Days) after becoming aware of any of the following:

        (i)    the occurrence of a Bankruptcy Event;

        (ii) any material breach or default by the Company of any covenant, agreement or other provision of this Agreement or any other Transaction Document; or

        (iii) any representation or warranty made or deemed made by the Company in any of the Transaction Documents or in any certificate delivered to PRF pursuant hereto shall prove to be untrue, inaccurate or incomplete in any material respect on the date as of which made or deemed made.

        Section 5.12   Chain of Title.

        Within fifteen (15) days of the Closing, the Company shall provide to PRF evidence of the filing of documentation at the appropriate Patent Office in the United States and thereafter in all jurisdictions to reflect the current legal owner of the Patent Rights as the owner of such Patent Rights in the public records.

        Section 5.13   Treatment of Sale of Royalty Interest

        The Company shall account for the sale of the Royalty
Interest to PRF herein as a sale rather than a financing pursuant to GAAP.
                         ARTICLE VI

          THE CLOSING; CONDITIONS TO CLOSING AND FUNDING

        Section 6.01   Closing.

        Subject to the closing conditions set forth in Sections 6.02 and 6.03, the closing of this Agreement (the "Closing") shall take place at the offices of Kirkland & Ellis LLP, 555 California
Street, San Francisco, CA 94104, on the Closing Date.

        Section 6.02   Conditions Applicable to PRF.

        The obligations of PRF to effect the Closing and comply with the other terms of this Agreement, including payment of the Purchase Price pursuant to Section 2.03, shall be subject to the satisfaction of each of the following conditions, as of the Closing Date, as applicable, any of which may be waived by PRF in its sole discretion:

        (a) Accuracy of Representations and Warranties. The representations and warranties of the Company set forth in the Transaction Documents shall be true, correct and complete in all material respects.

        (b) No Adverse Circumstances. There shall not have occurred or be continuing any event or circumstance (including any development with respect to the efficacy of the Products or the Intellectual Property or the use or expected future use of the same as opposed to competing products) that could reasonably be expected to result in a Material Adverse Effect.

        (c) Litigation. No action, suit, litigation, proceeding or investigation shall have been instituted, be pending or threatened (i) challenging or seeking to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain damages in connection with the transactions contemplated by this Agreement, or (ii) seeking to restrain or prohibit PRF's acquisition or future receipt of the Royalty Interest.

        (d) Officer's Certificate. PRF shall have received a certificate of the Chief Financial Officer of the Company pursuant to which such officer certifies that the conditions set forth in Sections 6.02(a), (b), (c), and (i) have been satisfied in all respects.

        (e) Bill of Sale. A Bill of Sale in the form set forth in Exhibit A shall have been executed and delivered by the Company to PRF, and PRF shall have received the same.

        (f) Security Agreement. The Security Agreement shall have been duly executed and delivered by all the parties thereto and shall be in form of Exhibit B hereto, together with proper financing statements (including Form UCC-1s) for filing under the UCC and/or any other applicable law, rule, statute or regulation relating to the perfection of a security interest in filing offices in the jurisdictions listed on Schedule 6.02(f), and such agreement shall be in full force and effect.

        (g) Legal Opinions.

               (i) PRF shall have received an opinion of Heller Ehrman LLP, transaction counsel to the Company, in form and substance satisfactory to PRF and its counsel, to the effect set forth in Exhibit C.

               (ii) PRF shall have received an opinion of Heller Ehrman LLP, transaction counsel to the Company, relating to the characterization of the transaction as a "true sale" in form and substance satisfactory to PRF and its counsel, to the effect set forth in Exhibit D.

               (iii) PRF shall have received an opinion of Heller Ehrman LLP, patent counsel to the Company, in form and substance satisfactory to PRF and its counsel, to the effect set forth in Exhibit E.

        (h) Corporate Documents of the Company. PRF shall have received certificates of an executive officer of the Company (the statements made in which shall be true and correct on and as of the Closing Date): (i) attaching copies, certified by such officer as true and complete, of the Company's certificate of incorporation or other organizational documents (together with any and all amendments thereto) certified by the appropriate Government Authority as being true, correct and complete copies;
(ii) attaching copies, certified by such officer as true and complete, of resolutions of the board of directors of the Company authorizing and approving the execution, delivery and performance by the Company of the Transaction Documents and the transactions contemplated herein and therein; (iii) setting forth the incumbency of the officer or officers of the Company who have executed and delivered the Transaction Documents including therein a signature specimen of each such officer or officers; and (iv) attaching copies, certified by such officer as true and complete, of a certificate of the appropriate Government Authority of the Company's jurisdiction of incorporation, stating that the Company is in good standing under the laws of the State of Delaware.

        (i) Covenants. The Company shall have complied in all material respects with the covenants set forth in the Transaction
Documents.

        (j) License Agreement and Other Consents. Consents and/or amendments from Ortho, Aventis and RPS in the forms attached hereto as Exhibits K-M.

        Section 6.03   Conditions Applicable to the Company.

        The obligations of the Company and to effect the Closing shall be subject to the satisfaction of each of the following conditions, any of which may be waived by the Company in its sole discretion:

        (a) Accuracy of Representations and Warranties. The representations and warranties of PRF set forth in this Agreement shall be true, correct and complete as of the Closing Date.

        (b) Litigation. No action, suit, litigation, proceeding or investigation shall have been instituted, be pending or threatened (i) challenging or seeking to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain damages in connection with the transactions contemplated by this Agreement, or (ii) seeking to restrain or prohibit PRF's acquisition of the Royalty Interest.

        (c) Officer's Certificate. The Company shall have received at the Closing a certificate of an authorized representative of PRF certifying that the conditions set forth in Sections 6.03(a) and (b) have been satisfied in all respects as of the Closing
Date.

                         ARTICLE VII

                        TERMINATION


        Section 7.01   Termination Date.

        This Agreement shall terminate on the expiration of the Term; provided, however, that if any Obligations under this Agreement remain unpaid or any payments are required to be made by one of the parties hereunder after that date, this Agreement shall remain in full force and effect until any and all such payments have been made in full, and solely for that purpose.

        Section 7.02   Effect of Termination.

        In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void and have no effect without any liability on the part of any party hereto or its Affiliates, directors, officers, stockholders, managers or members other than the provisions of this Section
7.02 and Sections 5.04, 5.07(a), 5.10, 8.01, 8.04 and 8.05
hereof, which shall survive any termination as set forth in
Section 8.01. Nothing contained in this Section 7.02 shall relieve any party from liability for any breach of this Agreement.

                         ARTICLE VII

                        MISCELLANEOUS

        Section 8.01   Survival.

        (a) All representations and warranties made herein and in any other Transaction Document, any certificates or in any other writing delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Closing and shall continue to survive indefinitely. Notwithstanding anything in this Agreement or implied by law to the contrary, all the agreements contained in Sections 5.04, 5.07(a), 5.10, 8.01, 8.04 and 8.05 shall survive indefinitely following the execution and delivery of this Agreement and the Closing and the termination of this Agreement.

        (b) Any investigation or other examination that may have been made or may be made at any time by or on behalf of the party to whom representations and warranties are made shall not limit, diminish or in any way affect the representations and warranties in the Transaction Documents, and the parties may rely on the representations and warranties in the Transaction Documents irrespective of any information obtained by them by any investigation, examination or otherwise.

        Section 8.02   Specific Performance.

        Each of the parties hereto acknowledges that the other party will have no adequate remedy at law if it fails to perform any of its obligations under any of the Transaction Documents. In such event, each of the parties agrees that the other party shall have the right, in addition to any other rights it may have (whether at law or in equity), to specific performance of this Agreement.

        Section 8.03   Notices.

        All notices, consents, waivers and communications hereunder given by any party to the other shall be in writing (including email and facsimile transmission) and delivered personally, by email or by facsimile, by a recognized overnight courier, or by dispatching the same by certified or registered mail, return receipt requested, with postage prepaid, in each case addressed:

        If to PRF to:

        [***][an affiliate of Paul Royalty Fund II, L.P., a
        Delaware limited partnership]
        c/o Paul Capital Advisors, LLC
        50 California Street, Suite 3000
        San Francisco, CA  94111
        Attention: Chief Financial Officer
        Facsimile No.:  (415) 283-4301
        email:  pjensen@paulcap.com
                carchibald@paulcap.com

        with a copy to:

        [***][an affiliate of Paul Royalty Fund II, L.P., a
        Delaware limited partnership]
        c/o Paul Capital Advisors, LLC
        Two Grand Central Tower
        140th East 45th Street, 44th Floor
        New York, NY 10017
        Attention: Clarke B. Futch
        Facsimile No.:  (646) 264-1101
        email:  cfutch@paulcap.com

        and

        Kirkland & Ellis LLP
        555 California Street, Suite 2700
        San Francisco, CA 94104
        Attention: Stephen Johnson
        Facsimile No.:  (415) 439-1500
        email:  sjohnson@kirkland.com





[***] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND
FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS
BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

        If to the Company to:

        A.P. Pharma, Inc.
        123 Saginaw Drive
        Redwood City, CA 94063
        Attention: Mike O'Connell
        Facsimile No.: (650) 365-9452
        email:  moconnell@appharma.com

        with a copy to:

        Heller Ehrman LLP
        275 Middlefield Road
        Menlo Park, CA 94025-3506
        Attention: Richard A. Peers
                   Matthew Gosling
        Facsimile No.: (650) 324-0638
        email:  richard.peers@hellerehrman.com
                matthew.gosling@hellerehrman.com

if or to such other address or addresses as PRF or the Company may from time to time designate by notice as provided herein, except that notices of changes of address shall be effective only upon receipt. All such notices consents, waivers and communications shall: (a) when posted by certified or registered mail, postage prepaid, return receipt requested, be effective three (3) Business Days after dispatch, unless such communication is sent trans-Atlantic, in which case shall be deemed effective five (5) Business Days after dispatch, (b) when emailed or facsimiled, be effective upon receipt by the transmitting party of confirmation of complete receipt by the addressees of such email, or (c) when delivered by a recognized overnight courier or in person, be effective upon receipt when hand delivered.

        Section 8.04   Successors and Assigns.

        The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The Company shall not be entitled to assign any of its obligations and rights under the Transaction Documents without the prior written consent of PRF. PRF may assign any of its obligations and rights under the Transaction Documents, without restriction and without the consent of the Company.

        Section 8.05   Indemnification.

        (a) The Company hereby indemnifies and holds PRF and its Affiliates and any of their respective partners, directors, managers, members, officers, employees and agents (each an "PRF Indemnified Party") harmless from and against any and all (i) Losses incurred or suffered by any PRF Indemnified Party arising out of any breach of any representation, warranty or certification made by the Company in any of the Transaction Documents or certificates given by the Company in writing pursuant hereto or thereto or any breach of or default under any covenant or agreement by the Company pursuant to any Transaction Document, including any failure by the Company to satisfy any of the Excluded Liabilities and Obligations, and (ii) any Losses in connection with any product liability claims or claims of infringement or misappropriation of any intellectual property rights of any third parties or any Excluded Liabilities and Obligations.

        (b) PRF hereby indemnifies and holds the Company, its Affiliates and any of their respective partners, directors, managers, officers, employees and agents (each an "the Company Indemnified Party") harmless from and against any and all Losses incurred or suffered by an the Company Indemnified Party arising out of any breach of any representation, warranty or certification made by PRF in any of the Transaction Documents or certificates given by PRF in writing pursuant hereto or thereto or any breach of or default under any covenant or agreement by PRF pursuant to any Transaction Document.

        (c) If any claim, demand, action or proceeding (including any investigation by any Government Authority) shall be brought or alleged against an indemnified party in respect of which indemnity is to be sought against an indemnifying party pursuant to the preceding paragraphs, the indemnified party shall, promptly after receipt of notice of the commencement of any such claim, demand, action or proceeding, notify the indemnifying party in writing of the commencement of such claim, demand, action or proceeding, enclosing a copy of all papers served, if any; provided, that, the omission to so notify such indemnifying party will not relieve the indemnifying party from any liability that it may have to any indemnified party under the foregoing provisions of this Section 8.05 unless, and only to the extent that, such omission results in the forfeiture of, or have a material adverse effect on the exercise or prosecution of, substantive rights or defenses by the indemnifying party. In case any such action is brought against an indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section
8.05 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. In any such proceeding, an indemnified party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the expense of such indemnified party unless
(i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (ii) the indemnifying party has assumed the defense of such proceeding and has failed within a reasonable time to retain counsel reasonably satisfactory to such indemnified party or (iii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between them based on the advice of such counsel. It is agreed that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate law firm (in addition to local counsel where necessary) for all such indemnified parties. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

        Section 8.06   Independent Nature of Relationship.

        (a) The relationship between the Company and PRF is solely that of seller and purchaser, and neither PRF nor the Company has any fiduciary or other special relationship with the other or any of their respective Affiliates. Nothing contained herein or in any other Transaction Document shall be deemed to constitute the Company and PRF as a partnership, an association, a joint venture or other kind of entity or legal form.

        (b) No officer or employee of PRF will be located at the premises of the Company or any of its Affiliates, except in connection with an audit performed pursuant to Section 5.10. No officer, manager or employee of PRF shall engage in any commercial activity with the Company or any of its Affiliates other than as contemplated herein and in the other Transaction Documents.

        (c) The Company and/or any of its Affiliates shall not at any time obligate PRF, or impose on PRF any obligation, in any manner or respect to any Person not a party hereto.

        Section 8.07   Tax Treatment.

        Payments made hereunder shall not be subject to withholding. If required, PRF shall provide to the Company a Form W-8 BEN.

        Section 8.08   Entire Agreement.

        This Agreement, together with the Exhibits and Schedules hereto (which are incorporated herein by reference), and the other Transaction Documents constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements (including the Term Sheet), understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein (or in the Exhibits, Schedules or other Transaction Documents) has been made or relied upon by either party hereto. None of this Agreement, nor any provision hereof, is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

        Section 8.09   Amendments; No Waivers.

        (a) This Agreement or any term or provision hereof may not be amended, changed or modified except with the written consent of the parties hereto. No waiver of any right hereunder shall be effective unless such waiver is signed in writing by the party against whom such waiver is sought to be enforced.

        (b) No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

        Section 8.10   Interpretation.

        When a reference is made in this Agreement to Articles, Sections, Schedules or Exhibits, such reference shall be to an Article, Section, Schedule or Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." Neither party hereto shall be or be deemed to be the drafter of this Agreement for the purposes of construing this Agreement against one party or the other.

        Section 8.11   Headings and Captions.

        The headings and captions in this Agreement are for convenience and reference purposes only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

        Section 8.12   Counterparts; Effectiveness.

        This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.

        Section 8.13   Severability.

        If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nevertheless be given full force and effect.

        Section 8.14   Governing Law; Jurisdiction.

        (a) This Agreement shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the state of New York, without giving effect to the principles of conflicts of law thereof.

        (b) Any legal action or proceeding with respect to this agreement or any other transaction document may be brought in any state or federal court of competent jurisdiction in the state, county and city of New York. By execution and delivery of this agreement, each party hereto hereby irrevocably consents to and accepts, for itself and in respect of its property, generally and unconditionally the non-exclusive jurisdiction of such courts. Each party hereto hereby further irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of any Transaction Document.

        (c) Each party hereto hereby irrevocably consents to the service of process out of any of the courts referred to in subsection (b) above of this Section 8.14(b) above in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at its address set forth in this agreement. Each party hereto hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any suit, action or proceeding commenced hereunder or under any other transaction document that service of process was in any way invalid or ineffective. Nothing herein shall affect the right of a party to serve process on the other party in any other manner permitted by law.

        Section 8.15   Waiver of Jury Trial.

Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any action, proceeding, claim or counterclaim arising out of or relating to any Transaction Document or the transactions contemplated under any Transaction Document. This waiver shall apply to any subsequent amendments, renewals, supplements or modifications to any Transaction Document.

                     [Signature Pages Follow]



        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

The Company:         A.P. Pharma, Inc.


                     By: /S/ Michael O'Connell
                        ----------------------
                        Name: Michael O'Connell
                             ------------------
                        Title: President and Chief
                               Executive Officer
                              --------------------

PRF:                 [***][an affiliate of Paul Royalty Fund II,
                     L.P., a Delaware limited partnership]


                     By: Clarke B. Futch
                        ----------------
                        Name: Clarke B. Futch
                             ----------------
                        Title: Manager
                              --------





[***] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND
FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS
BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.